                                Exhibit 23(c)

                         CONSENT OF KPMG PEAT MARWICK
                             INDEPENDENT AUDITORS

The Board of Directors
Peoples Financial Services, Inc.:


We consent to incorporation by reference in the registration statement
(No. 33-51575) on Form S-4, as amended, of Trans Financial Bancorp, Inc. of our report dated February 4, 1993, relating to the consolidated balance sheets of Peoples Financial Services, Inc. and subsidiary as of December 31, 1992 and 1991, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December
31, 1992, which report appears in the Current Report on Form 8-K dated January 10, 1994, of Trans Financial Bancorp, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.




Nashville, Tennessee
January 10, 1994